Exhibit 5.1

Brent D. Fassett

+1 720 566 4025

fassettbd@cooley.com

June 20, 2016

ARCA biopharma, Inc.

11080 CirclePoint Rd.

Suite 140

Westminster, CO 80020

Ladies and Gentlemen:

You have requested our opinion, as counsel to ARCA biopharma, Inc., a Delaware corporation (the “Company”), in connection with the filing by the Company of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission covering the offering of up to 1,000,000 shares (the “Shares”) of the Company’s Common Stock, par value $0.001 per share (“Common Stock”), pursuant to the Company’s Amended and Restated 2013 Equity Incentive Plan (the “Plan”).

In connection with this opinion, we have examined and relied upon (a) the Registration Statement and the related prospectus, (b) the Company’s Amended and Restated Certificate of Incorporation, and the Company’s Amended and Restated Bylaws, each as currently in effect, (c) the Plan and (d) the originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals and the conformity to originals of all documents submitted to us as copies thereof. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not sought to independently verify such matters.

Our opinion is expressed only with respect to the federal laws of the United States of America and the General Corporation Law of the State of Delaware. We express no opinion as to whether the laws of any particular jurisdiction other than those identified above are applicable to the subject matter of this opinion. We are not rendering any opinion as to compliance with any federal or state antifraud law, rule or regulation relating to securities, or to the sale or issuance thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the Plan, the Registration Statement and the related prospectus, will be validly issued, fully paid and nonassessable (except as to shares issued pursuant to certain deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

COOLEY LLP

By:	/s/ Brent D. Fassett
Brent D. Fassett, Partner

Cooley LLP    380 Interlocken Crescent    Suite 900    Broomfield, CO    80021-8023

t: (720) 566-4000    f: (720) 566-4099    cooley.com